Exhibit 99.6

TELEMIG CELULAR S.A.
CNPJ/MF nº 02.320.739/0001-06 - NIRE 31.300.012.999
Publicly-held company with authorized capital

Extraordinary General Shareholders’ Meeting

Call Notice

The shareholders are hereby summoned to attend to the Extraordinary General Shareholders’ Meeting of the Company to be held at 10:00 a.m. of July 14, 2009, at the head office of the Company, in the City of Belo Horizonte, State of Minas Gerais, at Rua Levindo Lopes, 258, Funcionários, in order to resolve, considering the Notices of Material Fact published on March 23, 2009 and on April 16, 2009 (“Notices of Material Fact”), about the following agenda:

(a) analyze and resolve about the terms and conditions of the draft of the Protocol of Merger of Shares and Instrument of Justification executed by the managements of the Company and of Telemig Celular Participações S.A. (“TCP”), in connection with the merger of it shares into TCP for the conversion of the Company into a wholly-owned subsidiary of TCP, as described in the Notices of Material Fact;

(b) ratify the retention, by the managers of the Company and TCP: (i) of the specialized company Citigroup Global Markets Inc., enrolled with CNPJ/MF under No. 05.986.949/0001-48 (“Citi”), for the valuation of the net worth of the Company and TCP, based on their respective economic values; (ii) of the specialized company Planconsult Planejamento e Consultoria Ltda., enrolled with CNPJ/MF under No. 51.163.748/0001-23 (“Planconsult”) to (a) evaluate the net worth of the Company and TCP at market prices; and (b) evaluate the shares of the Company and TCP for the purpose of setting forth the capital increase of the respective merging companies of shares of TCP and the Company; and (iii) of the independent specialized company Ernst & Young Auditores Independentes SS. (“Ernst & Young”) to evaluate the net worth of the Company and TC, based on their respective book values;

(c) analyze and resolve about the valuation reports mentioned on item (b) above; and

(e) resolve about the exchange ratio of shares of the Company for new shares to be issued by TCP, with the conversion of the Company into a wholly-owned subsidiary of TCP.

GENERAL INSTRUCTIONS:

(a) The powers of attorney granted by shareholders of the Company, for representation at the meeting, shall be deposited at the head office, at Rua Levindo Lopes, 258, up to 48 hours before the Shareholders’ Meeting is held;

(b) The shareholders that are part of the Fungible Custody of Registered Shares of the Stock Exchanges and that intend to attend to this meeting shall deliver a statement containing their corresponding equity interests in the Company, dated up to 48 hours before the date of the meeting.

(c) The documents and proposals related to the agenda of the general meeting called hereby are available to the shareholders at the address mentioned in item (a) above and, additionally, may also be viewed at the websites of Investors Relations and BM&FBOVESPA.

These materials may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Notice pursuant to the rules of U.S. Securities and Exchange Comission, or SEC: This Call Notice is only a piece of information distributed by Telemig Celular S.A. to its shareholders in connection with actions to be taken by such shareholders at an Extraordinary General Meetings of the Company and it is not an offering document and does not constitute an offer to sell nor a solicitation of an offer to acquire any securities or a solicitation of any vote or approval.

Telemig Celular S.A. informs to the U.S. holders of common and preferred shares of the Company that a registration statement will be filed with the SEC in connection with the transactions described in the Call Notice. The U.S. holders of common and preferred shares of the Company are highly recommended to read the applicable U.S. prospectus/information statement (preliminary and definitive versions when available) and the documents attached to the prospectus by reference, since such documents will contain important information. The U.S. prospectus/information statement addressed to the U.S. holders of common and preferred shares of the Company will be filed at SEC as part of the Registration Statement in Form F-4 of Vivo Participações S.A. and of Telemig Celular Participações S.A. Investors and security holders may obtain a free copy of the U.S. prospectus/ information statement applicable (when available) and other documents filed by the Company with SEC at the website of SEC, www.sec.gov. A copy of the applicable U.S. prospectus/information statement (when available) can also be obtained for free at Vivo Participações S.A. and at Telemig Celular Participações S.A.

Belo Horizonte, May 29, 2009.

Luis Miguel Gilpérez López President of the Board of Directors